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THE FOLLOWING IS A COMMUNICATION FROM MICHELLE GASS

TO ALL ASSOCIATES ON MARCH 1, 2022

To: All Associates

From: Michelle Gass

Date/Time: March 1 at 9am CT (post earnings call)

Subject line: Message from Michelle

Dear Team,

On our earnings call this morning, we shared our Q4 and year-end results, including the all-time record adjusted earnings of $7.33 per share and the substantial progress we made in 2021 launching several of our key initiatives — including Sephora at Kohl's. We achieved these results while also managing through the second year of the pandemic and notable headwinds in the global supply chain. This accomplishment is a testament to this incredible team and the work you do every day.

2021 was a pivotal year and we are in a great position to scale our key strategic initiatives across the company in 2022 and beyond. Given the progress we’ve made and the opportunities in front of us, we have great confidence in our company and our future.

On the earnings call we also shared a brief update on the Board's efforts to evaluate the expressions of interest in acquiring the company. As I said in my last internal communications about this topic, these expressions of interest in Kohl’s are a reflection of our strong position and growth potential.

The Board is continuing to pursue all reasonable opportunities to drive value, consistent with its fiduciary duties. Today, we publicly reiterated that we have a strategic and financial plan that will deliver substantial value. Our Board is testing and measuring that plan against other alternatives.

The Board's approach is robust and intentional. As we announced in early February, we retained the investment firm Goldman Sachs to engage with interested parties. Importantly, there are no additional points to share at this time.

We have great confidence in our strategy and the bright future ahead for Kohl’s. I thank all of you for your ongoing hard work and dedication, and I look forward to sharing more details with you about our strategic plans ahead in my Town Hall next week.

Sincerely,

Michelle

Required SEC Legal Disclosures

Important Shareholder Information and Where You Can Find It

Kohl’s intends to file a proxy statement and BLUE proxy card with the SEC in connection with the solicitation of proxies for Kohl’s 2022 Annual Meeting of Shareholders (the “Proxy Statement” and such meeting the “2022 Annual Meeting”). Kohl’s, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2022 Annual Meeting. Information regarding the names of Kohl’s directors and executive officers and their respective interests in Kohl’s by security holdings or otherwise is set forth in Kohl’s proxy statement for the 2021 Annual Meeting of Shareholders, filed with the SEC on March 19, 2021 (the “2021 Proxy Statement”) and in Kohl’s Current Report on Form 8-K, filed with the SEC on April 14, 2021 (together with the 2021 Proxy Statement, the “2021 Filings”). To the extent holdings of such participants in Kohl’s securities have changed since the amounts described in the 2021 Filings or were otherwise not included, such changes or amounts have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC or will be filed within the time period specified by Section 16 of the Securities Exchange Act of 1934, as amended, and the regulations thereunder. Additional information is available in Kohl’s Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended January 29, 2022 filed with the SEC on June 3, 2021, September 2, 2021 and December 2, 2021, respectively. Details concerning the nominees of Kohl’s Board of Directors for election at the 2022 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF KOHL’S ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING KOHL’S DEFINITIVE PROXY STATEMENT, ANY SUPPLEMENTS THERETO AND THE ACCOMPANYING BLUE PROXY CARD BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other documents filed by Kohl’s free of charge from the SEC’s website, www.sec.gov. Copies will also be available at no charge on the Kohl’s website at investors.kohls.com.

Cautionary Statement Regarding Forward-Looking Information

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

THE FOLLOWING IS A TRANSCRIPT OF THE COMPANY’S EARNINGS CALL ON MARCH 1, 2022

Wire: Bloomberg Transcripts (BT)

Date: Mar 1 2022 10:13:41

Kohl's Earnings Q4 2022 Earnings Call Teleconference KSS US

Event Date: 03/01/2022

Company Name: Kohl's

Event Description:Q4 2022 Earnings Call

Source: Kohl's

Version: Final

For more event information and transcripts,

visit {KSS US Equity EVT BB-5824821-1 <GO>}

Q4 2022 Earnings Call

Presentation

Operator:

Good day, thank you for standing by and welcome to the Fourth Quarter 2021

Kohl's Corporation Earnings Conference Call. At this time, all participants are in a listen-only mode. After the speakers' presentation, there will be a question-and-answer session. (Operator Instructions). I would now like to hand the conference over to one of your speakers today, Mr. Mark Rupe. Sir,

please go ahead.

Mark Rupe, Vice President, Investor Relations:

Thank you. Certain statements made on this call, including projected financial result and the Company's future initiatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as believes,

expects, may, will, should, anticipates, plans, or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause Kohl's actual results to differ materially from those projected in such forward-looking statements. Such risks and uncertainties include but are not limited to those that are described in Item 1A in Kohl's most recent Annual Report on Form 10-K and as may be supplemented from time to time in Kohl's other filings with the SEC,

all of which are expressly incorporated herein by reference. Forward-looking statements relate to the date initially made, and Kohl's undertakes no obligation to update them. In addition, during this call, we will make reference to non-GAAP financial measures including free cash flow.

Information necessary to reconcile these non-GAAP financial measures can be found in the investor presentation filed as an exhibit to our Form 8-K filed with the SEC and is available on the company's Investor Relations website.

Please note that this call will be recorded; however, replays of this call will not be updated. So if you're listening to a replay of this call. It is possible that the information discussed is no longer current and Kohl's undertakes no obligation to update such information. With me today are

Michelle Gass, our Chief Executive Officer and Jill Timm, our Chief Financial

Officer. I will now turn the call over to Michelle.

Michelle Gass, Chief Executive Officer:

Thank you, Mark. Good morning and welcome to Kohl's Fourth Quarter Earnings

Conference Call. 2021 with a pivotal year for the company. We achieved record earnings per share and successfully launched several key strategic initiatives that position us to drive growth for years to come. I am proud of how our team has remained agile and focused in a challenging environment during the past couple of years. We've proven that Kohl's is an incredibly strong and resilient company and has a very bright future. During today's call, I want to leave you with three things.

First, we have fundamentally restructured our business to be more profitable.

In 2021, we delivered an all-time record adjusted earnings per share of $7.33 eclipsing our previous high of $5.60 in 2018 and our operating margin of 8.6%

exceeded our goal of 7% to 8% two years ahead of plan. Second, our strategy is building momentum. Sephora is driving impressive results, which gives us a lot of confidence as we extend the partnership to more than half of our store base this year. We are also pleased with the ongoing strength in our active business, which grew more than 40% relative to last year. And third, we are returning a significant amount of capital to shareholders. We continue to see a lot of value in our company and are reinforcing our commitment to driving shareholder value in 2022. The Board has approved a 100% increase in our dividend, which equates to an annual dividend of $2 per share. In addition,

the Board has authorized a $3 billion share repurchase program, and we plan to repurchase at least $1 billion this year, of which $500 million is expected to be repurchased through open market transactions or an accelerated share repurchase program executed in Q2 2022. In addition, we are focused on running our business the right way. We have a long-standing commitment to ESG stewardship including a strong environmental platform, diversity and inclusion strategy, and focus on giving back to communities.

We continue to raise the bar in all of these areas and look forward to releasing our 2021 ESG report in the spring, which will include details on our ESG goals, progress to date, and SASB and TCFD reporting. we remain extremely confident and driving profitable future growth and cash flow generation, and we look to build on this past year success in 2022 and beyond. I'll start by adding more color to our Q4 results. We drove strong margin improvement and delivered fourth quarter earnings per share ahead of expectations. following a strong sales start to the quarter, we experienced significant additional inventory receipt delays and were unable to fulfill all of the customer demand during this critical holiday time.

We estimate that our sales growth was impacted by approximately 400 basis points as a result of the worsening of supply chain disruption to our business. We also experienced a softening in store traffic in January due to on Omicron. Our ability to navigate these challenges and still report strong earnings is a testament to how we fundamentally restructured our business to be more profitable with an assortment that has a higher margin profile and an expense structure that is more efficient. In terms of the top line, Q4 sales increased 6% to last year, led by a double-digit increase in store sales. We saw the best performance in categories where we had sufficient inventory such as active and conversely weaker results in areas with inventory challenges like women's. This gives us confidence that as we improve our inventory position in 2022, we will be able to better capture customer demand and drive sales growth. Stores remain extremely important to our business. The vast majority of our customers shop our stores and the stores play a central role in our omnichannel model. During the fourth quarter, more than 40% of digital sales were fulfilled by stores. As it relates to digital, sales increased 21%

in the same period in 2019 and were down 1% to 2020. As a percentage of total sales, digital sales were 39% in the quarter. For the year relative to 2019,

digital sales increased 30% and accounted for 32% of total sales.

From a category perspective in Q4, active continue to be a key growth driver of our business with sales increasing more than 25% to both last year and on a two-year basis. Kohl's continues to assert itself as a leading destination for the overall active category, including performance, athleisure, and outdoor through its differentiated portfolio of national and private brands.

We saw strength across all active categories in Q4. Women's, men's, and children's apparel as well as in footwear. From a brand perspective, our key active national brands of Nike, Under Armour, Adidas, and Champion all experienced exceptional growth. In addition, our national brands of Levi's,

Vans, Ninja, Koolaburra by UGG, Lego, and Hurley also outperformed. From a private brands standpoint, we saw strength in brands like tech gear Sonoma and so. Jill will share more color on the quarter in a moment.

Let me now provide an update on our strategy and key 2022 initiatives. We made important progress in our pursuit of becoming a leading destination for the active and casual lifestyle in 2021. Part of this strategy is our product, building a meaningful beauty business, continuing to grow our active category, improving women's, and introducing iconic relevant brands to further differentiate our brand portfolio. Many of these major initiatives were launched late in 2021 and are just starting to scale with most of the upside opportunity still ahead of us.

Let me start with our game changing partnership with Sephora. As we've shared before, this introduction will propel Kohl's into a leading beauty destination. It also is a great example of how we are investing in profitable future growth by elevating our product assortment and the overall experience.

Sephora drove significant beauty sales in its first holiday season at Kohl's.

We are continuing to see increased levels of traffic and a mid-single digit sales lift in the first 200 stores that have Sephora as compared to the balance of the chain. We continue to see strong new customer acquisition in our Sephora stores who are younger and more diverse. New customers represent more than 25% of Sephora at Kohl's shoppers. Customers are shopping across a wide range of price points and categories such as makeup, skincare, and fragrance. Some of the top selling brands during the holiday season included

Sephora Collection, Fenty, Too Faced, Charlotte Tilbury, Olaplex, and Tarte.

Sephora Kohl's customers are also shopping across the stores. More than half are attaching at least one other category in their purchase with women's accessories and active being the most prevalent. The frequency of customer return trips is also building the longer the Sephora shops have been open.

Sephora will be a key driver of our growth in 2022 with the opening of another 400 new shops, reaching half of our store base. And in 2023, we will open another 250 Sephora shops. We are working closely with Sephora to test and launch additional opportunities to grow our collective business. We look forward to highlighting some of these at next week's Investor Day. In conjunction with the Sephora openings, we are also investing to elevate the overall store environment. We are repositioning categories to deliver against our new strategy such as moving active to the front of the store. We continue to improve our merchandising efforts and offer an ongoing pipeline of newness and discovery. By the end of 2022, more than half of our store base will have

Sephora in the new elevated experience which is an important milestone in our evolution. In addition to moving active to the front of the store, we will be driving growth through further expansion in our assortment and elevated merchandising across all of our key national brands. We're also growing our outdoor business. Following the successful launch of Eddie Bauer, we will expand the brand offering from 500 stores to all stores in 2022. We will also increased distribution of Under Armour outdoor from 400 stores to all stores and remain committed to growing our business with Columbia and Lands' End,

and we're focused on further growing our plus size and big and tall businesses, which continue to resonate with our customers.

In addition to the Sephora and active, let me share some of our other key initiatives, starting with men. Our men's business has continued to be a strong performer and benefit from our recent brand introductions of Tommy

Hilfiger, Calvin Klein, and Hurley. We look to build on this momentum in 2022 by dedicating more space and expanding each of these brands. Let me now turn to women's, which is an important business for Kohl's. As you know, we have taken a number of steps to reposition the women's business. We entered 2021 with a conservative plan given the uncertainty of the year ahead and the significant transformation of that business. As the macro environment improved, we were challenged to sufficiently replenish our inventory level given the worsening supply chain disruptions. As a result, the core women's business operated with an average inventory down nearly 45% to 2019 during the fourth quarter. While 2021 included many challenges, the women's business delivered multi-year highs for sell through, turn, and margin. You'll hear more about our women's strategy at next week's Investor Day. We are also focused on other initiatives across the business. We will inject more discovery into our stores with more frequent use of capital such as Draper

James RSVP, a collection from the brand founded by Reese Witherspoon and a premium denim offering including Buffalo and Levi SilverTowne. Leveraging the reach of our strong omnichannel platform, we will also be introducing dozens of emerging products and brands on a rotating basis, Including brands such as

Colors for Good and Love Your Melon that have a philanthropic mission. Let me now provide a quick preview of what to expect at next week's Investor Day event. We are looking forward to sharing with you how we are evolving Kohl's into a focused lifestyle concept with a clear mandate on driving profitable growth. In addition to Jill and I, several other members of our executive leadership team will join us to discuss key initiatives across merchandising,

marketing, and technology. We will also review our long-term financial plan and highlight our ESG effort. Before I hand it off to Jill, let me briefly summarize my comments today.

2021 was an important and pivotal year for Kohl's. We accomplished a great deal strategically and financially, as we've highlighted today. Given the strong growth initiatives in front of us, we have great confidence in the future. We are focused on driving shareholder value and are reinforcing our commitment to returning capital to shareholders. We are doubling our dividend, and our Board has approved a $3 billion share repurchase authorization with a plan to repurchase at least $1 billion in shares in

2022. As we close out this important year for the company, I want to express my sincerest gratitude to all of our associates across the country for their tremendous commitment and hard work. It has been an extraordinary couple of years, and this team continues to foster a strong culture, deliver exceptional service to our customers, and create a bright future for Kohl's.

With that, I'll now turn the call over to Jill who will provide more details on our financial results and 2022 guidance.

Jill Timm, Chief Financial Officer:

Thank you Michelle and good morning everyone. I want to start by reiterating the three key takeaways from today's call. One, we have fundamentally restructured our business to be more profitable, and this is showcased by our record year of EPS. Two, our strategy is building momentum, and this will continue in 2022 and three, we are reinforcing our commitment to driving shareholder value, doubling our dividend, and planning to repurchase at least

$1 billion in shares in 2022. For today's call, I'm going to review our

Fourth Quarter results, discuss our capital allocation plan, and then provide details on our 2022 guidance outlook. For the fourth quarter, net sales increased 6% to last year and other revenue, which is primarily credit revenue, also increased 6%. As Michelle indicated following a strong start to the quarter, the sales trend worsened due to inventory receipt delays and the spread of Omicron. We estimate that our sales were impacted by approximately

400 basis points in the fourth quarter, as a result of supply chain challenges. Turning to gross margin, Q4 gross margin was 33.2%, up 124 basis points from last year, driven primarily by higher inventory turn and regular price selling, reduced sourcing cost, and pricing and promotion optimization strategies. This was partially offset by higher transportation costs, as freight expense was more than a 140 basis point headwind to gross margin in

Q4 and with $40 million higher than the expected.

Now let me discuss SG&A. In Q4, SG&A expenses increased 5% to $1.7 billion,

driven principally by our top line growth. As a percentage of revenue, SG&A expenses leveraged by 15 basis points to last year with improved store labor productivity and more technology expenses more than offsetting increased wage investments across our stores and fulfillment centers. Depreciation expense of $207 million was $11 million lower than last year due to lower capital spend. In total, our Q4 operating margin was 6.9% representing an increase of

172 basis points to last year. Last, let me touch on some additional financial items. Interest expense of $5 million lower than last year due to lower average debt outstanding during the quarter based on steps we took in

2021 to return our balance sheet to its healthy pre-pandemic debt structure.

Net income for the quarter was $299 million and earnings per diluted share was $2.20. This compares with last year's adjusted EPS of $2.22 which included $1.15 of tax benefit. As evident in our performance during 2021, our strategic actions over the past 18 months to enhance our gross margin and improve the efficiency within our expense structure are working. For the full year, we achieved a gross margin of 38.1% which exceeded our 36% target, and we have managed expenses tightly, lowering marketing and technology spend each by more than $100 million since 2019. These were key drivers in our ability to deliver an operating margin of 8.6% in 2021 exceeding our 2023 target of 7% to 8% two years ahead of plan, and we reported an all-time record EPS of $7.33 well ahead of our prior high of $5.60 in 2018.

Turning to the balance sheet. We continue to be in a strong financial position. We ended the quarter with $1.6 billion of cash and cash equivalents. As it relates to inventory, we continue to deliver very strong inventory turnover in Q4, resulting in a 4.1 times turn for the year achieved our goal of four times or more. Our inventory balance at year end was 13%

lower than 2019; however, this was not reflective of our position during the holiday period.

We entered the quarter with inventory trending down 25% to 2019 and slightly worse than and available for sale basis. And we expected to maintain this level through the holiday. However, a strong start to November coupled with unexpected receipt delays led to significantly less inventory in stores and plants during the key shopping weeks. Average available for sale inventory was down nearly 40% to 2019 during November and December and our position in stores was even worse than this. In assessing our results, It was clear that our challenged inventory position hindered our ability to drive the intended sale. We saw a distinct correlation between inventory and sales growth across our store base and across our categories.

Our inventory position began improving in January, as receipts began arriving, though was still down approximately 30% on average during the month. Looking ahead, we feel good about our overall inventory composition,

although certain receipts were late, we don't believe we have a margin liability as we will continue to work through inventory in Q1 in core merchandise items like sleep and is pack and hold strategies on seasonal goods such as sleep set and pajamas, and we've taken additional proactive steps to ensure we are better positioned. Turning to cash flow. We continued

our strong cash flow generation with $497 million of operating cash flow and

$296 million of free cash flow in Q4. For the full year 2021, we generated operating cash flow of $2.3 billion and free cash flow of $1.6 billion.

Capital expenditures for the year were $605 million, driven mainly by Sephora build out, refreshes and fixtures for new brand launches, as well as the completion of our sixth e-commerce fulfillment center. For 2022, we are planning capital expenditures of approximately $850 million. This is higher than 2021 due to our continued investment in enhancing our store experience including 400 Sephora build outs and store refreshes as well as five new stores and four relocations.

Now let me discuss our capital allocation actions. During the fourth quarter,

we further accelerated our share repurchase activity, buying over 10 million shares for $548 million. For the full year, we repurchased 26 million shares for $1.35 billion and ended the year with approximately 131.3 million shares outstanding. As it relates to our dividend, we paid a $147 million to shareholders in 2021. In total, we returned $1.5 billion to shareholders in

2021.

The Board has approved a 100% increase in our dividend, which equates to an annual dividend of $2 per share and a $3 billion share repurchase authorization. In 2022, we plan on repurchasing at least $1 billion illustrating the confidence we have in our business and our key strategic initiatives. Now let me provide details on our outlook for 2022. As you heard today, we are confident in our strategy to continue to our growth in 2022.

That said, we acknowledge that there are still a lot of macro environment challenges and uncertainties. Our guidance assumes that our business will strengthen as the year progresses given the timing of our key strategic growth initiatives, specifically, the rollout of our 400 Sephora shops. For the full year, we currently expect net sales to increase 2% to 3% versus

2021, operating margins to be in the range of 7.2% to 7.5% and EPS to be in the range of $7 to $7.50, excluding a non-recurring charges. Let me share some additional guidance details and notes. We are expecting higher G&A and interest expense in 2022 due to lease accounting, as we have stepped up our investment in stores with Sephora and refreshes and has resulted in a number of leases being reclassified to finance leases from operating leases.

Accounting treatment for finance leases recognized as expense and G&A and interest expense rather than rent expense. As a result, we expect G&A to be approximately $860 million and interest expense of approximately $300 million in 2022 and lastly, we expect a tax rate of approximately 24%. I want to highlight some additional guidance items. First, from a net sales perspective, we expect Sephora to be a key driver of our growth in 2022 with the opening of another 400 new shops. Given the timing of the Sephora store openings and inventory flow normalizing, we are expecting sales growth to build as the year progresses with the second half stronger than the first half. Second, we are expecting significantly higher freight and product cost inflation in 2022. While we will benefit from our ongoing sourcing initiatives and some pricing actions, we do not expect to fully mitigate the headwinds. As a result, we are planning gross margin to contract by approximately 100 basis points in 2022 relative to 2021. Third, from an SG&A expense perspective, we are planning expenses to be higher in Q1 and Q2,

driven by the opening of 400 Sephora stores and the related store refresh cost, and fourth, our guidance assumes our plan to repurchase at least $1 billion of shares in 2022 of which $500 million is expected to be repurchased through open market transactions or an accelerated share repurchase program executed in Q2 of 2022. For modeling purposes, please note that we ended 2021 with 131.3 million shares.

In summary, our business remains financially strong. We delivered record EPS in 2021 and returned $1.5 billion in capital to shareholders. We will build on this performance in 2022, as we scale key initiatives and improve our inventory position. I will now hand it back to Michelle.

Michelle Gass, Chief Executive Officer:

Thanks, Jill. Before I move to Q&A, I want to address some of the uninformed and an accurate commentary regarding the Board's openness to maximizing value. We have a strategic and financial plan that will deliver substantial value. The Board is testing and measuring that plan against other alternatives. As we announced on February 4, the company retained Goldman

Sachs to engage with interested parties. That effort continues and has included engaging with unsolicited bidders as well as proactive outreach.

Engagement with those parties is ongoing. Our proxy when filed will provide more detail.

The Board is committed to fulfilling its fiduciary duties and will choose the path it believes will maximize the value to shareholders. So contrary to what others might say, the Board's approach is robust and intentional. We won't be commenting further on this topic during today's call.

With that, we are happy to take your questions at this time.

Questions And Answers

Operator:

Thank you. (Operator Instructions) Your first question comes from the line of

Oliver Chen from Cowen. Your line is open.

Oliver Chen, Analyst:

Hi, thanks for all the details. As we look ahead at your guidance regarding pricing and promotion, particularly as we anniversary some of the stimulus from last year, what are your thoughts on balancing those and how that may interplay with gross margins? And then second, more broadly and your framework for value creation, how are you thinking about real estate and what should we know about different parameters you have there as you do have valuable assets there as well? Thank you.

Michelle Gass, Chief Executive Officer:

Sure, good morning Oliver. So first in terms of the guidance with the pricing and promotion, obviously value always has been a core tenant for Kohl's. And so as we look at pricing, we always want to take a thoughtful and strategic approach to make sure that we're serving our customer best. We do have a great pricing elasticity models, so we do leverage that to make our pricing decisions. So for things that are not elastic like the core fashion kids, we are going to be a much more sensitive on price versus things that are elastic like small electric toys and basics, so that model works for us. And that's how we'll change those pricing. Remember 65% of our sales are national brands. So they're really the ones who are driving pricing and allows us to maintain competitive pricing through the market at that point in time. And then last just given our model of being promotional and kind of high low, I guess there's a lot of flexibility to take price through less promotions in terms of what we're on sale ahead. So we are on-site 40% last year, we could be at 35% this year and it affords us the opportunity to take price that way with the customer still seeing a great value in that sale. And then last, as you know we've been initiating a sourcing initiative that has been a key contributor to cost savings, and that's really helping us manage through some of these inflationary pressures as well. So based on the margin that we gave in the guidance, we said there's about 100 basis points of pressure, that really encompasses the freight, which you'll see really in the first three quarters of the year we start lapping that in Q4, as well as any inflation and pricing pressures that we're anticipating for the year. And then from a real estate perspective, obviously, we love our stores. They are incredibly healthy. Over 99% of them are cash flow positive. And so we think that they are a key asset for us and we like them this way, I mean they generate a lot of cash and there's other ways for us to monetize value out of those stores by continuing to drive sales there by using them for our omnichannel services and really servicing our customers at the level of convenience that affords

us. There's other ways for us to find I think capital in a more economic way than having to leverage our real estate at this time. But clearly, when we needed it which we showed you in 2020 during the pandemic, we leverage some of our fulfillment centers to do a sale leaseback and drive that capital because it made the most sense from a financial perspective.

Oliver Chen, Analyst:

Okay, thank you. And a quick follow-up. The details on receipt delays are very helpful. There is a lot of variables in the macro and geopolitical as well as what's happening in Asia. So what's in your control and what's out of your control and what are you monitoring for the receipt delays in terms of the back half and different risk factors we should be aware of? Thank you.

Michelle Gass, Chief Executive Officer:

Yes, thanks, Oliver, Michelle here. So you're absolutely right, I mean there are a lot of headwinds out there and as it relates to supply chain, we're expecting that this is going to persist into this coming year. Yeah, as we said in our remarks, that was a bigger headwind in Q4 than we had anticipated. We saw additional inventory receipt delays above and beyond what we had expected. That being said, though we sit here today feeling much better about our inventory position going forward. We've taken a number of incremental actions against what we are already doing last year from a navigating supply chain standpoint. So for example, as the merchant spot spring. So receipts that are landing today that was happening late last summer and I would say two things there that we did, which is different and incremental to the receipts that frankly we were chasing all last year.

Number one, we were more aggressive in our buy, so we've guided the year 2%

to 3% as you've seen and so we're plan in the year up. And as a result, we took our inventory levels in our receipts up and so those decisions were made like I said late last summer. So those receipts are flowing as we speak. And in addition, we're also for the time being, adding a little bit more time to our timeline just to make sure that we are protected from APO standpoint.

We've also put in even additional tools. So, we have very tight visibility between the supply chain teams and the merchants to make sure that we can track at a very detailed level, when we're expecting arrivals on receipts.

Like I said, we're expecting this to continue, but I think the totality of our actions positions us better more medium term, and we've done a lot of work on the diversity of our sourcing countries, and we're going to continue to do that and balancing cost and speed and what have you and so we have a very deep view of that all the while, as Jill mentioned, making sure that we're taking advantage of cost opportunities in this really volatile environment. But as we sit here right now in the very early days of the year,

our receipts are flowing. Our inventory is up to last year. There are fresh receipts and the customers are responding.

Oliver Chen, Analyst:

Thank you very much and great job on for best regards.

Michelle Gass, Chief Executive Officer:

Thank you Oliver,

Jill Timm, Chief Financial Officer:

Thank you Oliver

Operator:

Your next question comes from the line of Bob Drbul from Guggenheim Partners.

Your line is open.

Bob Drbul, Analyst:

Hi, good morning.

Jill Timm, Chief Financial Officer:

Good morning, Bob.

Bob Drbul, Analyst:

Good morning. Couple of questions from me, on the Sephora piece. I was wondering if you could maybe you give us a few more numbers just around, I don't know, comps of Sephora stores versus non-Sephora stores and know traffic with the stores would have and Sephora, any more color on that. And I guess just a little bit on your assumptions for Sephora driving the comp in

'22 that would be helpful. And I guess the second question I have is on the active piece. Can you just give us an update on your Nike relationship. Have there been any major changes to note or anything along those lines would be helpful. Thank you.

Michelle Gass, Chief Executive Officer:

You bet, Bob. I'll take that one. Michelle here. So first off, as we commented in our remarks, we're very excited about Sephora. It's off to a fantastic start, 200 doors. To your point on comp or what we look at is we look at the lift that those Sephora doors are getting relative to the non-Sephora doors and remind you it is only 200 stores and those were launched late last year. So, kind of very early days and I would say is, much of the opportunity is ahead of us. I'll get to that relative to the guide,

but those stores are doing a mid single-digit lift, i.e., comp relative to the stores that don't have Sephora. So, we're very pleased with that. I think importantly underneath that, we're seeing that comp primarily through traffic and we're seeing a healthy base of new customers coming in. So 25% of customers who are coming in shopping Sephora are brand new to Kohl's. So that provides a lot of opportunity and we are fostering that. So one of the really unique positive things we have Sephora Kohl's is that those customers sign up for beauty insider and they sign up for Kohl's Rewards. So the benefit to the customer on the value there. And secondly, it is a great benefit to the collective partnership because of all the data that we get on that customer.

So really exciting, So then, the second part is, what does that mean to the go-forward. While you can do the math on if we have 200 stores that will be in essence not counting this Sephora launch, which by the way, we expect to see a runway on this for a couple of years, not unlike when you build a new store, but just for the coming year, you've got those 200 stores that will be not comping their Sephora launch for the majority of the year next year and then you have 400 stores coming online, kind of mid to late next year. So the combination of those things. Again, if you take a mid single-digit list, you look at the weighted average, you can see it's going to be a significant contributor to the 2% to 3% sales growth, which gives us confidence, Bob,

that we know the world is uncertain, we know there are headwinds, but based on the tailwind of Sephora, the tailwind of getting back in inventory like I was just talking about and the talent of our key initiatives, we feel very good about the sales upside coming forward. And then, your second question on active, which by the way, active continues to play a key role in our sales growth. We've been extremely pleased with the ongoing very strong growth there. And as it relates to Nike, relationship is terrific. We have a great partnership and they are a key part of our kind of next chapter as we talk about our stores and not only opening Sephora, but we're re-flowing the entire store putting active front and center at the front of the store, we're expanding the space, we're elevating product and as it relates to just the totality of the business with Nike, it's strong across the board men's,

women's, kids, footwear, the plus size opportunity, big and tall, and those are great growth drivers for us.

Bob Drbul, Analyst:

Great I wonder if I could just ask a follow-up on the women's business. I guess give some color around some of the hindrance that you had, but just curious as you look at '22 I think, was it the Draper James RSVP collection is that going to be a big driver for you? And I guess just how do you think about women's as you enter '22 and the recovery that you expect there?

Thanks.

Michelle Gass, Chief Executive Officer:

Yeah, you bet, Bob. So we've been talking to all of you for over the last 18 months that for women's, we undertook a major transformation. This was not incremental move. This was significant exiting a number of brands, putting in a lot of new teammates into the group. And then the team made a lot of changes. As a result, as we entered into 2021, we had a very conservative plan and so as the recovery started happening broadly, and as we saw the new strategies of women's take hold, the team was unable to chase. And so, just to give you a sense in the fourth quarter, women's average inventory was down about 45%. So while we saw great turn and sell through, we just could not fulfill the demand on women's but again there were some green shoots in terms of the opportunities we look forward. You mentioned Draper James, and I think that's a great example. You can expect more from us on discovery in and out capsules. I think Draper James also for us is an illustration of a category that we can really expand and are doing that in the front half of the year,

which is around dresses and dresses are really trending and Kohl's is going to have a much bigger play in dresses this year and the years to come.

Operator:

Thank you. And your next question comes from the line of Gaby Carbone from

Deutsche Bank. Your line is open.

Gaby Carbone, Analyst:

Hi, good morning. Thanks for taking my question. I was wondering if you could just dig into what transpired on the top line in 4Q in terms of traffic. You mentioned January soften and any color you can share around quarterly trend and your thoughts on the cycle of last years' stimulus payments, and that is maybe bigger picture, your curative view around consumer demand, especially is we're going into budgetary environment? Thank you.

Michelle Gass, Chief Executive Officer:

Sure, Gaby I can take that one. So, I think as we said in our remarks on the fourth quarter, we started the fourth quarter very strong, and we're very encouraged by that and then what happened is as we sold through that product,

we were not able to replenish with the receipts we needed and the receipt flow unexpectedly really flipped and so we were unable to chase what we needed to chase from that standpoint. So that was I call the primary issue as we got into late November, early December, and then Omicron hit and that impacted our business in January and of course through all of that time, we were dealing with the inventory headwind even as Omicron came on. That being said, it was really towards the end of January that we started getting in receipts. As Jill mentioned, some of that was due to arrive if they think it was received flip was due to arrive in the earlier part of the year. So winter goods, holiday team goods. We can leverage that, put that in pack and hold. But importantly, we're now as we sit here today, getting the vast majority of our receipts which are spring-oriented, which is what we want, as

I was saying in my earlier remarks, we have bought more assertively, so inventory levels are up and we're encouraged, so the second part of your question is we have to acknowledge right now that there are a lot of macro headwinds out there. There is a lot of uncertainty for the consumer, I think we can be confident in our guide of 2% to 3% given we expect Sephora to play a major role and that's proven. We've seen that happen in 200 doors. So, in my comment earlier, getting back into inventory and we're encouraged by looking at even women's which was most chart from an inventory standpoint is benefiting right now and off to a good start to the year as consumers are reacting to the newness and having the fresh receipts in there. I'd say about the quarter, it's early days for us and everything is reflected in our guide,

in our guide to 2% to 3%. We do expect that to build over the year. So in concert with the Sephora rollout, we expect Q1 to be positive. But we do expect sequentially every quarter to build.

Gaby Carbone, Analyst:

Great. This is a quick follow-up on Sephora. I just wonder if you can give any color around how many new customers you kind of garnered thus far through the partnership and maybe how those demographics change versus the typical

Kohl's customer?

Michelle Gass, Chief Executive Officer:

Yeah, you bet. So as I mentioned earlier, about 25% of the customer shopping

Sephora are brand new to Kohl's. So that is a great opportunity as we look forward. And what's also really exciting is the customers are younger and they're more diverse. So all part of our strategic platform going forward.

Gaby Carbone, Analyst:

Great, thanks so much.

Michelle Gass, Chief Executive Officer:

Thank you.

Operator:

And your next question comes from the line of Mark Altschwager from Baird.

Your line is open.

Mark Altschwager, Analyst:

Good morning, thanks for taking my question. Just first off, to follow up on

Sephora. How much of the mid-single digit lift is coming from growth in the beauty category specifically versus the add-on purchases and now that we're several months past the launch, any learnings you can share regarding the rollout and what strategies you might adjusted you enter the next phase. Just wondering if you think you could maybe build on that mid-single digit in round two?

Michelle Gass, Chief Executive Officer:

Yeah, you bet, Mark. I'll take that one too. So in terms of the mid-single digit sales lift, today, we would say primarily that's coming off of beauty,

but we do expect, as we're bringing these new customers in I mean, it takes a while a few trips. So we are seeing by the way that build too, for them to get to know Kohl's. So we expect that over time, we will be building baskets.

We are seeing evidence of that. So half of people who are buying something with Sephora are also putting other things in their basket, but I'd say early days and stay tuned on that front. I think also we're seeing nice lift in traffic. So in at mid-single digits, we're seeing that come off the back of sales and traffic, which is also really encouraging. And to your second part of your question, we see a nice runway with Sephora ahead, I mean part of the call it the magic of this partnership and why they were interested in Kohl's to begin with is the strength of our omnichannel platform. So our store base,

our digital capabilities, they have an incredibly strong digital capability as well as store base. When you bring those things together how can you innovate and do more interesting things and so we mentioned in our remarks that we are looking at new ideas and innovations to build on the partnership,

and we will be talking about that next week at our Investor Day. But suffice it to say, it's the store build out and the comp that we should get on those same stores as we look out a couple of years, but also layering in more ways to be relevant with the customer and drive more new customers and traffic.

Mark Altschwager, Analyst:

Thank you. And a quick follow-up for Jill as well. It's regarding the comp guidance. You mentioned you expect the performance to build through the year,

but just thinking about 2021 and you are lapping some greater pressure in Q1 versus what we saw in the middle of the year and it does how much inventory is catching up a bit as we enter 2022, so any more color on why we shouldn't see maybe a stronger start to the year in 2022?

Jill Timm, Chief Financial Officer:

Yeah, I think in terms of what we're seeing for the two to three comp like

Michelle mentioned a lot of that is built off of our initiatives, obviously

Sephora shops will start opening in spring and the summer, so we know that that will continue to drive some momentum. And although the inventory is flowing, it will take time for us to get back to the levels that we feel comfortable with to continue to drive demand as well as the newness. So, we did talk about Draper James, it's said, but that is new as well. So we know we have to build into our calendar some time for the customer for that to be resonating with them as well. So I think we look at it is we. I know,

although we're lapping on a two year stack the easiest comp. We also know we're lapping some stimulus money. We know that there is still uncertainty in the world today and we want to be thoughtful of that as we put the guidance out there. So as Michelle mentioned, we do expect to still show growth in Q1,

but we expect that growth to build as the year progresses and we see our strategic initiatives starting to take hold throughout the year.

Mark Altschwager, Analyst:

Very helpful, thank you. Best of luck.

Jill Timm, Chief Financial Officer:

Thanks.

Operator:

Your next question comes from the line of Blake Anderson from Jefferies. Your line is open.

Blake Anderson, Analyst:

Hi, good morning. I was just wondering if you could discuss broadly how your consumer is responding to inflation? Have you seen any change in behavior new more trade down, specifically you could talk to private label in response to any pricing actions you've taken or maybe demand in more discretionary areas just any high level commentary would be appreciated.

Michelle Gass, Chief Executive Officer:

Yeah. So I'll take that one, Michelle here, so Jill made a few comments on this earlier as well. I mean we're saying clearly very present to any impact that inflation may have to our customer whether that's a Kohl's pressures are feeling outside. I can go back to one of the core value elements or tenants of Kohl's is value, and we have a lot of flexibility in our model in terms of how we price because we do use promotion, we do use incentive that kind of thing, so, and what the team has been able to kind of engineer over the last couple of years is being able to be very agile and responsive where we need

to. That being said, I'd say, first of all, one of our advantages here is our brand portfolio as you just alluded to, that we have a really robust range from your aspirational brands like even if you take the active category. You do have this aspirational brands like a Nike and Under Armour, Adidas et cetera. But then we also offer the opening price point of a tech gear or even flex that has come and we recently launched. So not only do we have the flexibility on how we price, but for our customer standpoint, they can walk in and see this great range. I think it's also worth noting that more than

60% of our business is national brands and they set the pricing. So from a competitive standpoint, we will be there with everybody else. One of the things we've actually seen over the last couple of years is our average unit retails increase and that's been more around customers pricing up and responding to the elevated brands that we brought in, the inventory management, the less clearance reducing promotions that kind of thing. So evidence today, we feel well positioned, but there's a lot of volatility in the world. And so we are just staying very close and we'll make needed adjustments to make sure that we are staying relevant with the customer.

Blake Anderson, Analyst:

That's super helpful. Thank you very much. And then last question would be,

you've talked about inventory I think in a few different categories. Could you talk about your ability to secure Sephora specific inventory. How is that progressing and have you seen any challenges there? And then maybe building off the last question, any inflation commentary you can provide on the

Sephora shops? Thanks so much.

Jill Timm, Chief Financial Officer:

Sure. I think from a Sephora perspective, we have seen inventory flow really well. We've gotten ahead of that. In fact, some of the inventory increase that you saw at the end of January, we mentioned January on average inventory was down about 30%. But obviously, the year only down 13%, we took a lot of receipts and at the end of the month and a lot of that was for Sephora being ready for these shops to start opening in spring as well. So we feel well positioned in terms of our inventory for Sephora, to continue to drive sales.

In terms of inflation, I wouldn't say we've seen a lot of that specific to

Sephora or the shops. The good news is, a lot of the construction materials we sourced early given the supply chain disruptions. So we weren't at risk for some of these commodity inflation place and I think right now it's managing the labor side of the business as we open new shops and have them constructed, but so within our guide of $850 million for the year and we feel well positioned as we open them and feel very confident with the return you're going to see off of that investment this year and moving forward.

Blake Anderson, Analyst:

Got it. Thanks again.

Operator:

Thank you and your next question comes from the line of Chuck Grom from

Gordon Haskett. Your line is open.

Chuck Grom, Analyst:

Hey, thanks, good morning. Jill, only 100 basis points of get back on the gross margin in the shares is a good sign and better than expected. Just wondering if you can sort of put some of the puts and takes out there for us,

how you're thinking about it and also tie in your expectations for the promotional environment, are you expecting to get back to normal? How are you thinking about that?

Jill Timm, Chief Financial Officer:

Sure. I think from a 100 basis points, will say freight is a portion of that the majority of it though is really going to be around commodity inflation.

We will see freight and that will hit us in the first three quarters and then we'll start lapping some of those costs that we incurred in Q4 of this year.

I would say the pricing inflation is much more back half loaded because as

Michelle mentioned earlier, we started writing our receipts for spring early and that afford us the opportunity to get those receipts written in before the commodity price increases took action. You're going to see a lot of that commodity price headwind in the back half of the year starting in Q3 and Q4.

And then in terms of flexibility for promotional activity, I think it is a core to who we are, we've talked a lot about that we're high low. We use a lot of couponing we know when to lean in and not we've only gotten better at that through all of the data analytics that we've done through our personalization efforts. So I think it's something that will be utilized to drive behavior. But I still think, even though we're buying more inventory,

we are still incredibly committed to the disciplined inventory of driving term. So you are going to see us getting over our skis re-correcting from an inventory perspective, obviously this year wasn't where we wanted it to be,

specifically women more so in our private brands being down and really driving that 400 basis points of headwind sales. But as we move forward, we feel like will flow into the good drive sales but still be disciplined in turn. And then we will use our promotional activity to help us with pricing and take pricing where we can and then leverage those offers to drive behavior because we know consumer likes a great deal. And we just know better what drives those people into our stores, so you and I may not get the same coupons and I think that's where we're going to be better than we have been in the past.

Chuck Grom, Analyst:

Okay, fair enough. And then women's it's I think about a 4 point 0 hit to the fourth quarter I guess is that the expectation that women's continue to be a drag in the first couple of quarters. I'm just trying to connect the dots on inventory levels being where they are versus the expectation for women's to start to improve. Maybe, a little bit of color on that. And then I guess a follow-up on inventory would be, how much of your inventory is packaway now versus, say, the past couple of years or historically speaking?

Jill Timm, Chief Financial Officer:

So I just want to clarify women's was not the full 400 point drag, and we use that as our example because it was kind of one of those extremes being down at 45% on inventory, but there were other areas of the business says soft home, has a lot of private label exposure, so that had some headwinds, men's as well. Obviously, it was an apparel perspective had some headwinds. We use women's as the anecdote, but it was not fully the 400 points. Contrary to that, we do want to talk about active being up 25%. Their inventory was down on average only about 10%. So that's kind of where you can see where we had the inventory, we're able to chase the sales, but not that we had to have more inventory from that perspective. In terms of the pack and hold, it has not been a muscle that we use. I think the pandemic allowed us to learn how to use that muscle, so we've started using it back in 2020 and we continue to use that where we needed to and 2021 obviously pushing that forward In 2022.

It is small, it is not a huge portion of the amount of inventory that we have, I mean it's very small In terms of what it is; however, it allows us to hold the inventory, not take the markdown and preserve the margin, and quite honestly, Chuck, in this year, I get to preserve the margin and I don't have the commodity inflation in the back half and will reset some of these, so it works both on top line and on the margin side this year, but it is not something that we typically have done, but it is something that we can utilize in these years that are unique, but again very small.

Chuck Grom, Analyst:

Okay, great. Thank you. Jill

Operator:

And your next question comes from the line of Omar Saad from Evercore. Your line is open.

Omar Saad, Analyst:

Good morning, thanks for taking my question. Very helpful information. I want to just follow up a little bit on the gross margin question. I think Jill you kind of hinted that you're expecting, I make sure I interpreted, but you gave the example of 35 offers, 40 off. Are you expecting promotions to be down year-over-year this year? Is that your underlying assumption given all the data analytics and personalization you have and also what's your competitive kind of assumptions around the competitive landscape on the margin line as well? And then I have one quick followup.

Jill Timm, Chief Financial Officer:

Sure. I think the example I was m trying to give is we use couponing obviously, but we also use just pricing and promotions every day in our stores. So instead of having to take adjustments on what people see for ticket, we can say inside of 40% off, 30% off and help us really offset some of those cost headwinds. Again, we use a pricing elasticity model, so we're going to do is in a really thoughtful manner and understand where the customer wants to see value. Clearly our opening price points might be someplace that we leave because they already have great value and other places, we're able to take a little more ticket given what people are willing to buy for those products. So I use this as an example of a different tool that we may have, because we are not an everyday low price competitor from that perspective. In terms of promotional environment, obviously we have talked about simplified pricing and promotions is one of our core strategies when we rolled out our strategy back in October. We continue to leverage that really using the couponing in a more targeted manner versus making it just general scale for everyone. Clearly, we'll still have those general public offers. But really trying to drive more targeted behavior through personalized offers is how you're going to see us move forward. So customers may not see it as less promotional, so just be as more meaning promotions to drive their behavior coming into the store. I would also say, we will see a tad less stackable offers. That's something that we've been doing. We know our new customers buying confusion when they have to do a lot of math on multiple offers. So really just standing for one big offer to drive that behavior because we weren't seeing those other stackable offers really drive meaningful sales behavior and we are taking some margin pressure from that.

So I think we'll continue to lean into that strategy as we move forward, but obviously always evaluating the competitive landscape, because we are known for value and we want to make sure we continue to compete on that core strategy for Kohl's.

Omar Saad, Analyst:

Great, thanks. And then one quick follow-up, I know it's really early, but are you seeing any impact in your business from Ukraine, Russia, it is the average American kind of Kohl's shopper paying attention is even if it's just a CNN effect and it's going to go into the TVs or is it too early to tell?

Jill Timm, Chief Financial Officer:

Yeah. Omar, I mean agreed and then I think we're prepared that is going to be an environment of a lot of uncertainty and so as we message, we certainly contemplated that as we guided the year, but I think more importantly for

Kohl's, we feel like we've just got a ton of tailwinds with our initiatives starting with Sephora and active, the new brands, getting back in inventory,

so like everyone we'll stay close. We'll be responsive but we'll prepare for kind of another period of time with pressure and uncertainty on the consumer.

Omar Saad, Analyst:

Thanks. Good luck for the year.

Michelle Gass, Chief Executive Officer:

Thank you.

Jill Timm, Chief Financial Officer:

Thank you

Operator:

And your next question comes from the line of Dana Telsey from Telsey

Advisory Group. Your line is open.

Dana Telsey, Analyst:

Good morning, everyone. As you mentioned in the remarks about lower sourcing costs, what are you seeing, how much of it is temporary, how much of it is long term and what do you, are you in the middle of lowering -- lower sourcing costs or how much lower could it go? And then just on the inflation question, what are you taking in terms of price increases and does it vary by category and you're seeing it the national brands as well as your own brands?

Thank you.

Michelle Gass, Chief Executive Officer:

I can take the pricing on Dana, and then I'll have Jill speak to our sourcing strategy. So as it relates to pricing, overall will speak to, Jill speak to some of the mitigation strategy we have underway around our sourcing initiatives. We saw that benefit play out this year. We're expecting more benefit again next year to mitigate some of the other pressures we face. But as ever so to earlier it's really important for us to continue to offer great value to the consumer. I think one of our advantages in an environment like that is that we have got a phenomenal brand and category portfolio. So everything from your more aspirational brands products to your opening price points, if you take denim, as an example, which is a trending category. We have a very big denim business. We have Levi's on one end and we've got

Sonoma jeans on the other, and which is also great quality. So just making sure we can meet the customer where they are. As it relates national brands,

there are certain national brands that are taking pricing. We like others will be in a competitive same competitive environment as they take price. We will of course be taking out along with them, but we'll see growth close to

it. And again, of course we've got other options for the consumer for those who are feeling that pressure and then to your point, are there variances across the business? Absolutely. And I think we're much better positioned today, given the investments that we've made in tools and technology. So we have a very robust US city model that not only looks at our pricing and behavior, but relative to competition, and so there are categories that are more elastic like your basics where the consumers are going to give you a lot of permission to take price, but then you have other categories that are less elastic things that are more seasonal or fashion where we can make sure that we're being thoughtful. But I think that's the key operative word is being thoughtful, being agile and making sure that we are making the right moves for the consumer in this process and then Jill, do you want to speak to sourcing

Jill Timm, Chief Financial Officer:

Yes, for sourcing, I think last year we had talked about this when we rolled out our strategy and we said it would start in 2021 and it will continue into

2022. So we'll start seeing a lot of those efforts. Those were around centralized sourcing doing direct factory negotiation, reducing our reliance on third-party agents, and also really continuing to evolve that sourcing strategy, seeking for more production in the Western Hemisphere, which

Michelle mentioned earlier helps us balance speed with costs. So I would tell you that we are definitely, I think in the middle innings of that ever, but there is more for us to continue to get, which will help us I think as we try to mitigate some of these bigger inflationary cost as we move forward into

2022 like I mentioned a lot of that will be back-half loaded for us.

Dana Telsey, Analyst:

Thank you.

Michelle Gass, Chief Executive Officer:

All right. Well, thanks to everyone listening on the call today. We hope you can join us on Monday for our Investor Day

Operator:

Thank you, ladies and gentlemen, this concludes today's conference call.

Thank you for participating, you may now disconnect.

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THE FOLLOWING IS A TRANSCRIPT FROM AN INTERVIEW WITH CNBC ON MARCH 1, 2022

CNBC: The Exchange 1:25 PM

Courtney Reagan: Joining us now is michelle gass. >> thank you for joining us here today. a big day for your company when you're talking about earnings but also when you're looking forward to the year ahead. i want to start sort of with your strategy going forward. particularly as there have been discussions as your company has admitted about potential buyouts, potential takeovers, the board discussion you've turned it down offers for $64 or share saying it didn't value the company enough but how would you explain that to shareholders when shares are trading just below $56 a share now. why is your strategy going forward better than a sale at those offers

Michelle: Great to see you again, Courtney first off, let me say the results we reported today we're proud of 2021 was a fickle year for the company. one of the key objectives to restructure this company more profitable growth and on the profitability side, the team has made tremendous progress we delivered record earning $7.33 against what was the all-time high a couple of years ago in 2018. i think importantly our confidence and conviction in strategy, as you mentioned, is our capital allocations strategy doubling our dividends at $3 billion share buy back program, and a billion dollars this year. and i think importantly, we are now set up for profitable growth we have initiatives we've never had before so as we look ahead, Sephora the new brand and the like and, you know, as it relates to the offerings you mentioned. first, let me say the board is deeply involved in there and takes its fiduciary responsibility very responsibly. we start with a plan we mentioned we see a lot of upside value and return to shareholders the board is testing and manufacturing other paths up against this plan. we're highly engaged in terms of bids coming in pro active outreach let me say the thoughtful approach i'll end where i started, which we have great convention in the strategy we put out the capital allocation we'll return back to shareholders.

Courtney: You mentioned that. obviously, increasing the dividend you're doing the buy back program. have you had discussions with your biggest shareholders about the board's you put up compared to the activists put up? do you believe that shareholders are sticking with kohls' vision?

Michelle: Well, what i would say is i talked to our shareholders all the time we have a lot of their support they like our capital return allocations strategy, believe in our strategies ahead, and as it relates to the board, i mean, what i can tell you is we have an incredible board. it's refreshed we run on six new members just in the last three years with diverse experiences. we have great balance in the 10-year and the new board members coming in. three of those six actually came through the settlement with the activists last year. so i think this board is incredibly well equipped to guide the strategy of the company going forward.

Courtney: Michelle, your inventory you mentioned on the call didn't come in as planned largely due to what was going on on the supply chain and the disruption they're in. particularly affecting the women's category which is very important to you you believe once it normalizes, you can better capture the demand again how do you ensure that customer will come back they weren't disappointed in looking for something that wasn't available in the most recent quarter.

Michelle: Yeah. so, i mean, it's important question we serve $65 million customers we have a great loyal customer base and we have been navigating this supply chain, like many, for across the entire year and in q4 in particular. we did have more unexpected receipts during the holiday season they came in a little too late and our private brand that was what was most affected including businesses like womens we have done a lot of course correcting the team got after it last fall in terms of our spring receipts those are flowing in we're more bullish on the year we guided 2 to 3%. as you can imagine, the merchants are buying lots of inventory and continue to maintain the great disciplines the women's finance, in particular, it's early days in the year we did share that we expect a full year to be positive 2 to 3% overall. that will likely build as our sephora shops are built occupy the early signs are promising. we're at the early stages but lots of fresh receipts and looking forward to a strong year for the company overall and all of our businesses.

Courtney: Before we let you go, michelle, can you give us a glimpse into how Kohl’s is dealing with inflation going forward. what your expectations are and what customers should expect to pay, frankly, that they come into the stores and shop join loop if.

Michelle: Online i think everybody is impacted by the pressures today. i would be remiss to say there's a lot of things to be unsettled about. our hearts and thoughts go out to people impacted around the world and in ukraine so that is something deeply concerning for all of us as it relates to your question on inflation, i mean, this was something we're dealing with before it's probably only going to get worse. in terms of kohls, inflationary pressures are contemplated in our guide. i'll first start on the margin side the team has done a lot to mitigate those pressures with have a solid pricing promotion strategy we've been working on the sourcing that's in our guide from margin standpoint then as it relates to kohls stands for value i think one of the points that differentiates kohls is we have a broad portfolio. we have aspirational national brands and we've got the entry price point private brands if you take denim, which is a trending category now, we offer levis and sonoma jeans national brands price their goods to be competitive and we have strong models to make sure we're relevant to the consumer it always starts and ends with the consumer and i think with the team has demonstrated is, you know, in every moving environment we can be agile and responsive.

Courtney: There's certainly are a lot of moving parts in today's market and in the retail business michelle gass, we appreciate you joining us here today. ceo of kohls leave it there and back to kelly. it's a busy day in the markets.

THE FOLLOWING IS A TRANSCRIPT FROM AN INTERVIEW WITH BLOOMBERG ON MARCH 1, 2022

Bloomberg Markets: The Close 2:33 PM

we have quarterly results from Kohl’s. they are reporting better. the Jefferies analyst which we had on this program a few times he a lot about the increase in the dividend, the buyback and the upside ceiling the confidence in the future cash flow. hoping that the margin upside will continue.

Caroline Hyde: confidence in the financial targets, we go on from that great set up. thank you for spending some time with us. you have an uncertain distance that involves the consumer. how are you so confident?

Michelle Gass: and it has been an important day for kohls. 2021 was a pivotal year for us. we delivered record results and earnings. far surpassing what was our height back in 2018. importantly, we have been working to restructure this business for greater profitability and drive future growth. we have brought in not only restructuring for the margin side of things, but setting ourselves up for great growth going forward. we introduced our most trust formation of partnership in Sephora -- are most revolutionary partnership in Sephora. are active business has been strong -- our active business has been strong. when you add all of those things up, what positioned us to grow is to do that profitably. I believe the best day for kohls is ahead of us.

Romaine Bostick: talk about the inventory situation, you said that there was some inventory issues. are you getting some trouble -- are you having trouble getting inventory?

Michelle Gass something that we navigated all of last year and it or in the fourth quarter. it cost us around 400 basis points based on our analysis. that was across the board, but in our private brands in categories like women's and men's apparel. we had a stronger inventory in active and we had tremendous sales up 20% on a two year basis. we have done a lot of course correcting on this. if you are navigating supply chains, we were doing the best that we could. we have long lead times. we made sure to get in front of it. we have to have the merchandise to support that. we added a bit more time to our lead time on top of what we had done for last year and we had a more ambitious plan. the merchants are buying more goods. our inventory is up and our confidence is reflecting that positive growth.

Taylor Riggs: what did you tell activist investors who say that the transformation is clear in margins and the bottom line for not showing up in that top line?

Michelle Gass look at the health of our business. look at the restructure of the business, the whole thing has to be healthy and the team has done phenomenal work. the question around navigating during the sum certain times, I think the results we have put up for the year demonstrates that this can be agile and deliver even in uncertain times. we are in a position for growth, we did a lot to do the fundamental restructuring of the business. we brought new brands in, has relevancy of kohls to bring in these partners, Sephora is a game changer for us.

the other brands, the active category and when you add all of that up, we have a lot of tailwind going into this year. some exciting initiatives we will be sharing next week.

Caroline Hyde: you set incredibly optimistic and of the view that the best is yet to come -- sound incredibly optimistic and of the view that the best is yet to come, activists are in focus. you have Goldman Sachs entertaining these offers, what you think works best for the investor base? Macy’s looking at spinning off its digital part of the business and they decided to keep it whole. what do you think would suit you the best in terms of offers?

Michelle Gass I would start with the board's responsibility and the fiduciary obligation we have to evaluate all past board -- paths forward. we have a lot of confidence in the path ahead. we have seen a significant capital return to our shareholders. we must do our diligence. we are pressure testing alternatives that have come forward. we have bids and we are being proactive to make sure that we are looking at all of our alternatives. I think it is important for the board to look at all ideas and have a robust process. we will make the best decision for shareholders.

Romaine Bostick: when we talk about getting investors off your back, it comes back to the underlying fundamentals of the business. any sort of earnings you cannot post here above what the street expects. the kindness we got seems to satisfy some investors. people are wondering why that is so higher above appears in your space. what makes you think that kohls can outperform those companies?

Michelle Gass it goes back to the initiative that we have in front of us. Sephora, we were only in 200 stores. we are building another 400 this year. in the Sephora stores, you get a single digit sales list for the entire store versus those who do not have Sephora. when you do the math on Sephora alone, being launched across the chain will be more than half our chains. there will get to know kohls -- they will get to know kohls and buy into our brand. we feel confident that 2%-3% welcome back. romaine: would you want with another company in regards to in-store?

Michelle Gass one thing about kohls is that we have a unbelievable platform. we have 1200 a source across the country, we have a very strong digital business and we leverage on these channels. all of that is really attractive to partners. we have built momentous brand partners and we are a top retailer of some of the most coveted rants like Levi’s -- brands like Levi’s. Sephora, they saw the potential. we continue to work on a pipeline of whether it is product or services, amazon is another great example. we are really convenient for people to bring their returns in. we are bring in hundreds of new customers through that. We are a very healthy company, we generate a lot of cash. As you’ve seen this year we are investing in capital to build out the Sephora stores and returning it to shareholders as well.